Sub-Item 77I

Dreyfus Municipal Bond Opportunity Fund (the "Fund")

At a meeting held on July 19, 2016, the Board of Trustees of the Fund approved a proposal to offer Class I and Class Y shares as new share classes of the Fund.

A description of the Fund's Class I and Class Y shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 52 to the Fund's Registration Statement ("Post-Effective Amendment No. 52"), filed with the Securities and Exchange Commission on August 25, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n)(i) to Post-Effective Amendment No. 52 and is incorporated by reference herein.